EXHIBIT 10.4

EXECUTION VERSION

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT
THIS MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT (“Agreement”) is entered into on this 10th day of March, 2016, but effective as of the Effective Time (as defined below), by and among LAPORTE BANCORP, INC., a Maryland corporation (“LPB”), LAPORTE SAVINGS BANK, an Indiana state chartered savings bank and wholly‑owned subsidiary of LPB (“LPSB”), and PATRICK W. COLLINS, the current Senior Vice President/Mortgage Warehouse Lending of LPSB (the “Executive”) (hereinafter collectively referred to as the “Parties”). HORIZON BANCORP (“Horizon”), a bank holding company under the Bank Holding Company Act of 1956, as amended, and HORIZON BANK, NATIONAL ASSOCIATION, (“Horizon Bank”), a wholly‑owned national banking association subsidiary of Horizon, are Parties for the limited purposes described herein.
RECITALS
WHEREAS, LPSB and the Executive entered into a certain Employment Agreement dated January 1, 2015 (the “Employment Agreement”); and
WHEREAS, pursuant to that certain Agreement and Plan of Merger dated March 10, 2016, by and between LPB and Horizon (the “Merger Agreement”), LPB shall be merged with and into Horizon (the “Merger”) effective as of the date and time provided in the Merger Agreement (the “Effective Time”); and
WHEREAS, LPSB will be merged into Horizon Bank at the Effective Time or shortly thereafter; and
WHEREAS, as a condition to the Merger, the parties have agreed to the termination of the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
TERMS AND CONDITIONS
1.Termination of Employment Agreement. The Parties hereby agree that the Employment Agreement, and Executive’s employment with LPB and LPSB, shall terminate and all of the Executive’s rights to compensation, payments and/or benefits under the Employment Agreement shall cease (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by LPB or LPSB that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary and/or paid time off or vacation pay; (iii) any vested or unvested stock options, restricted stock or similar equity awards; (iv) any payments under the Executive’s Supplemental Executive Retirement Agreement dated December 28, 2010, (v) any payments or benefits not covered by the Employment Agreement; or (vi) under Section 2 of this Agreement), effective as of the Effective Time. Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any severance pay policy or practice of LPB or its subsidiaries or affiliates, or Horizon Bank or its subsidiaries or affiliates, in

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the event that the Executive’s employment with either LPB, LPSB, or any of their subsidiaries or affiliates, terminates for any reason.
2.Consideration. Contingent upon the Executive’s execution of this Agreement, the Merger becoming effective, and the Executive’s execution and delivery of the Release on or before the 8th day preceding the closing date of the Merger, LPB and/or LPSB will provide to the Executive the following consideration, and the Executive will make the following acknowledgements regarding such consideration:
(a)Subject to Section 4, as partial consideration for the Executive to enter into this Agreement and the Release (as defined in Section 13 below), LPB or LPSB shall pay to the Executive an amount equal to $350,000 (the “Amount”), less any withholdings for applicable taxes required by law. Subject to the foregoing, LPB or LPSB shall pay the Amount to the Executive in a lump sum at the Effective Time.
(b)The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change of Control (as defined in such Employment Agreement); (ii) without executing this Agreement, the Executive would not be entitled to receive the Amount; and (iii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments and/or employee benefits under the Employment Agreement, except as otherwise set forth herein.
3.Governing Law and Waiver of Jury Trial. To the extent subject to Section 409A of the Code, this Agreement will be administered to comply with the provisions thereof and the regulations thereunder. To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.
4.Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive under this Agreement, the Employment Agreement or any other agreement, plan or arrangement which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive under all such agreements, plans or arrangements shall be limited to One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code. The calculations shall be done in accordance with the Merger Agreement.
5.Return of Property. The Executive agrees that, (a) at a date no later than the Executive’s last date of employment, Executive will return to LPB and/or LPSB (or Horizon as successor by merger) all equipment, documents, memoranda, records, files, notes, diskettes, copies, credit cards, keys, computers, computer file passwords, and any other materials and property of LPB and LPSB (or Horizon as successor by merger); and (b) that the Executive will not make any

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copies of the foregoing materials unless otherwise itemized in writing and provided to LPB (or Horizon as successor by merger) for approval.
6.Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of LPB and LPSB and their respective successors and assigns. This Agreement may be assigned, without the prior consent of the Executive, to a successor of LPB or LPSB (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of LPB or LPSB, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent any payments remain due to the Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees, and all amounts payable hereunder shall be paid to Executive’s beneficiary(ies), and if there is not a valid beneficiary election, the amounts shall be paid to the estate of the Executive.
7.Entire Agreement. This Agreement comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.
8.Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified or supplemented only by a written agreement executed by parties to be bound thereto.
9.Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.
10.Further Assurances. Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents and instruments as may be reasonably required to affect any of the transactions contemplated by this Agreement.
11.Notice. Any notice, request, instruction, or other document to be given hereunder to any Party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

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	If to the Executive:	If to LPB or LPSB:

	Patrick W. Collins	LaPorte Bancorp, Inc.
	1304 Lakeside Street	710 Indiana Avenue
	La Porte, IN 46350	La Porte, IN 46350
		Attn:	Lee A. Brady,
Chief Executive Officer

If to Horizon or Horizon Bank:

Horizon Bancorp
515 Franklin Street
Michigan City, IN 46360
Attn:	Craig M. Dwight,
CEO and Chairman
or to such other address as any of the Parties hereto may have furnished to the others in writing in accordance with the preceding.
12.Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
13.Release. For and in consideration of the foregoing covenants and promises made by LPB and LPSB, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release the parties and persons named in the Release (as defined below) from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement. The Executive shall execute a separate Release Agreement substantially in the form attached hereto as Appendix A (the “Release”). The signing of this Agreement and the payment of the Amount is not an admission of fault or potential liability on the part of any of the Released Parties (as defined in the Release). This Agreement is entered into in an effort to provide the Executive with certain accommodations and to end the Parties’ employment relationship on an amicable basis. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, FILING AND NOT REVOKING THE RELEASE WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE.
14.Review and Consultation. The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as he has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

/s/ Patrick W. Collins
Patrick W. Collins

LAPORTE BANCORP, INC.	LAPORTE SAVINGS BANK

By: /s/ Michele M. Thompson        By: /s/ Michele M. Thompson

Its: President and Chief Financial Officer        Its: President and Chief Financial Officer

For the limited purposes of acknowledging its consent to LPB and LPSB entering into this Agreement and those certain other benefits to inure to them under this Agreement and the Release:

HORIZON BANCORP	HORIZON BANK, NATIONAL ASSOCIATION

By: /s/ Craig M. Dwight        By: /s/ Craig M. Dwight

Its: Chairman and Chief Executive Officer        Its: Chairman and Chief Executive Officer

SIGNATURE PAGE TO MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

APPENDIX A
RELEASE AGREEMENT
FOR VALUABLE CONSIDERATION, including the payment to PATRICK W. COLLINS (the “Executive”) of certain amounts and benefits, the Executive hereby executes this Release Agreement (“Agreement”) in favor of LAPORTE BANCORP, INC., a Maryland corporation (“LPB”), LAPORTE SAVINGS BANK, an Indiana state chartered savings bank (“LPSB”), HORIZON BANCORP (“Horizon”), HORIZON BANK, N.A. (“Horizon Bank”) and each such entities’ successors, assigns (including all subsidiaries and affiliates), employees, officers, insurers, trustees, shareholders, agents, directors, owners, and attorneys (collectively the “Released Parties”) as set forth herein.
1.Executive hereby RELEASES AND FOREVER DISCHARGES the Released Parties from any and all claims, demands, liabilities, actions, or causes of action which Executive had, has, or may have on account of, arising out of, or related to Executive’s employment with LPSB and/or LPB or the termination of Executive’s employment, or the compensation or benefits payable in connection with that employment, including, without limitation, any claim, demand, action or cause of action including money damages and claims for attorneys’ fees, based on but not limited to: (a) The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621 et seq.; (b) The Americans with Disabilities Act of 1990, as amended (“ADA”), 42 U.S.C. § 12101 et seq.; (c) The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; (d) The Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq.; (e) The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; (f) The Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq.; (g) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e) et seq.; (h) The Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; (i) The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; (j) The Indiana Civil Rights Law, Ind. Code § 22-9-1-1 et seq.; (k) Any wage law including, without limitation, the Indiana Wage Payment and Wage Claims Acts, Ind. Code §§ 22-2-5-2, 22-2-2-4, 22-2-5-9, 22-2-9-1 et seq.; (l) The Indiana Family Military leave law; (m) any existing or potential entitlement under any company program, policy, or plan, including wages, bonuses, overtime, shift premiums, or paid leave; (n) any existing or potential agreement, contract, representation, procedure, or statement (whether any of the foregoing are express or implied, oral or written); and (o) claims arising under any other federal, state and local fair employment practices law, disability benefits law, workers’ compensation law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation; claims arising from any other type of statute, executive order, law or ordinance; claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of implied covenant of good faith and fair dealing, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation; together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; except this Agreement does not waive or apply to the Executive’s right to receive: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by LPB or LPSB that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary and/or paid time off or vacation pay; (iii) any vested or unvested stock options, restricted

APPENDIX A TO MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

stock or similar equity awards; (iv) any payments under the Executive’s Supplemental Executive Retirement Agreement dated December 28, 2010, (v) any payments or benefits not covered by the Executive’s Employment Agreement dated January 1, 2015; (vi) rights to continued insurance coverage under COBRA; or (vii) under Section 2 of that certain Mutual Termination of Employment Agreement dated March 10, 2016.
This Section and this Agreement shall not operate to waive or bar any claim or right which ‑‑ by express and unequivocal terms of law ‑‑ may not under any circumstances be waived or barred. In addition, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Moreover, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of the Agreement under the ADEA.
2.Executive agrees that Executive will never sue or file a lawsuit against the Released Parties, including, without limitation, any lawsuit concerning or in any way related to Executive’s employment, the termination of, compensation or benefits payable in connection with that employment, or any other interaction or relationship with the Released Parties which may have occurred prior to the effective date of this Agreement. Should Executive violate any aspect of this Section, Executive agrees that any suit shall be null and void, and must be summarily dismissed or withdrawn. Executive also agrees that if a claim or charge of any kind should be raised, brought, or filed in Executive’s name or on his behalf, Executive waives any right to, and agrees not to take, any resulting award. This Section and this Agreement shall not operate to waive or bar any claim which – by express and unequivocal terms of law – may not under any circumstances be waived or barred including any challenge to the validity to this Agreement under the ADEA or otherwise enforcing this Agreement.
3.This Agreement is made and entered into solely for the purpose of terminating Executive’s employment with LPSB/LPB on an amicable and certain basis and does not in any way constitute, and shall not be construed to constitute, an admission of liability of any sort on the part of any of the parties.
4.Executive recognizes and agrees that all non-public information, documents, and records relating to the business of LPSB or LPB (if any) and their affiliates (the “Confidential Information”) and all other information and property of LPSB or LPB (if any) and their affiliates, whether or not constituting Confidential Information, which are obtained, received or created by the Executive is and shall remain the sole and exclusive property of LPSB or LPB, shall be held by the Executive subject to the custody and control of LPSB or LPB, and shall be delivered and surrendered by the Executive to LPSB or LPB immediately upon termination of the Executive’s employment.
5.Executive agrees and promises that the Executive will not at any time, directly or indirectly, disclose or use, on the Executive’s own behalf or on behalf of any third party, any Confidential Information of LPSB or LPB or any of their affiliates.

APPENDIX A TO MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

6.Executive promises and agrees that the Executive (a) will not make any legally impermissible statements or representations that disparage, demean, or impugn the Released Parties, including, without limitation, any legally impermissible statements impugning the personal or professional character of any director, officer, or employee of the Released Parties, nor will Executive encourage or assist others to make any such statements or representations; and (b) Executive will not directly or indirectly seek to cause any person or organization to discontinue or limit their current relationship with the Released Parties. Executive agrees that the terms and requirements in this Section are reasonably necessary to protect the legitimate business interests of the Released Parties. The Released Parties promise and agree that the Released Parties (a) will not make any legally impermissible statements or representations that disparage, demean, or impugn the Executive, including, without limitation, any legally impermissible statements impugning the personal or professional character of the Executive, nor will the Released Parties encourage or assist others to make any such statements or representations; and (b) Released Parties will not directly or indirectly seek to cause any person or organization to discontinue or limit their current relationship with the Executive, unless such relationship violates any other agreement between the Executive and any of the Released Parties. The Released Parties agree that the terms and requirements in this Section are reasonably necessary to protect the legitimate business interests of the Executive.
7.Each of the agreements and promises contained in this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, agents, and successors in interest to each of the parties.
8.Executive agrees that Executive will: (i) cooperate and make himself reasonably available to Horizon personnel in the event Executive’s assistance is needed to locate, understand, or clarify work previously performed by Executive or other work-related issues relating to Executive’s employment, and (ii) cooperate, assist, and make himself reasonably available to Horizon’s personnel on an as-needed basis in order to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity that does/did business with LPB and/or LPSB (or any of their subsidiaries) in any way. The Released Parties will strive to keep the need for future assistance to a minimum, and will reimburse Executive for reasonable out‑of‑pocket expenses incurred as a result of Executive’s assistance, unless such remuneration would be prohibited under existing law.
9.This Agreement represents the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement.
10.Each provision and covenant of this Agreement is severable. If any court or other governmental body of competent jurisdiction shall conclude that any provision or individual covenant of this Agreement is invalid or unenforceable, such provision or individual covenant shall be deemed ineffective to the extent of such unenforceability without invalidating the remaining provisions and covenants of this Agreement.
11.This Agreement shall be interpreted in accordance with the laws of the State of Indiana without regard to conflict of law principles.

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12.Executive expressly agrees and acknowledges as follows: (23) that Executive understands the terms and conditions of this Agreement; (23) that Executive has knowingly and voluntarily entered into this Agreement; (23) that Executive has been and is hereby advised in writing to consult an attorney in connection with reviewing and entering into this Agreement; (4) Executive received this Agreement and the attached Memorandum Regarding Termination Package containing age/job title information (“the Memorandum”) on ____________, ___ 2016; (5) Executive has been given a period of forty-five (45) days within which to consider this Agreement and the enclosed Memorandum, which allows Executive to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement; (6) Executive has had the opportunity to ask questions and/or seek clarification regarding the information contained in the Memorandum; (7) Executive is fully aware of Executive’s rights and has carefully read and fully understands all provisions of this Agreement before signing and has signed the Agreement free of duress and/or coercion; and (8) that this Agreement, when signed by the Executive, and upon the expiration of the revocation period described in Section 13, shall be legally binding upon the parties, as well as upon their heirs, assigns, executors, administrators, agents, and successors in interest.
13.Executive may revoke this Agreement by giving written notice to the CEO of Horizon of such revocation at any time prior to 7 days following the date this Agreement is signed by Executive, and this Agreement shall not become effective or enforceable until the end of such seven day revocation period.
IN WITNESS WHEREFORE, intending to be legally bound to each and all of the terms of this Release Agreement, the Executive hereby executes this Agreement this ____ day of ____________________, 2016.

“Executive”

Patrick W. Collins

APPENDIX A TO MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT